FOR IMMEDIATE RELEASE
                                   Contact:  Pamela Sherry
                                   Telephone: 336-584-5171,
                                   Ext. 4855


 IMPORTANT NEW AIDS ADVANCE IN HIV RESISTANCE TESTING
 LabCorp-Registered Trademark-  Partners with Virco to
             Bring New Technology to U.S.

BURLINGTON, NC, APRIL 28, 1998 _ Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-
Registered Trademark-) (NYSE: LH) today announced an exclusive partnership with VIRCO, a Belgian-based biotechnology company, to offer blood analysis tests that will tell doctors and their HIV+ patients which drugs are likely to be effective against the individual patient's virus and which are not.

As of July, LabCorp will be offering physicians and patients this novel tool, called the Antivirogram-TM-.
The tests measure the susceptibility of HIV to all approved anti-retroviral drugs and therefore will help guide the use of multi-drug cocktails for the treatment of HIV/AIDS.

"We believe that this new technology will permit
LabCorp to offer the broadest array of testing services to clinicians treating HIV/AIDS patients," said Thomas
P. Mac Mahon, President and Chief Executive Officer of
LabCorp. "This partnership with VIRCO allows us to add an important weapon to individual HIV patient care."

The availability of this HIV resistance testing brings phenotyping, a method of assessing viral sensitivity
(susceptibility) to anti-HIV drugs by measuring the ability of the virus to grow in the presence of each drug, to physicians and their HIV+ patients. Similar phenotyping technology is widely used to evaluate which antibiotics will be most effective against a particular bacterium. VIRCO scientists were the first to design and put into commercial practice a rapid and automated phenotypic test for HIV.

As part of its improved HIV diagnostic and prognostic services, LabCorp is planing to use VIRCO's new phenotyping technology to enhance the analysis of existing genotypic testing, which identifies genetic mutations that can signify drug resistance. As a result of the partnership, LabCorp will have exclusive access to VIRCO's unique HIV resistance database, the first to relate genotypic analysis to phenotypic interpretation.

"The combination of genotypic and phenotypic resistance testing will provide the most comprehensive guide for physicians choosing anti-retroviral therapy for patients with HIV/AIDS. Resistance testing will be an important advance in the management of patients with HIV/AIDS," said Dr. John Mellors, M.D., Associate
Professor of Medicine and Director of the HIV/AIDS
Program at the University of Pittsburgh Medical Center.
"It is another tool to help physicians and patients map out long-term treatment strategies."

In addition to stipulating an exclusive arrangement for the marketing of the Antivirogram-TM- tests in the U.S., the agreement with VIRCO will also give LabCorp the exclusive right to offer the test for clinical trial sales in the U.S., Canada, and Europe.

VIRCO is a privately-held high tech/molecular biology company that was founded in 1995 by Rudi Pauwels, Ph.D.
and Paul Stoffels, M.D. in Belgium, and Brendan Larder,
Ph.D. in the U.K. VIRCO specializes in genomics and bioinformatics applied to disease management and is at the forefront of the development and implementation of complex technologies to monitor HIV drug sensitivity in infected persons. VIRCO's scientists have extensive experience in the field of antiviral development and drug resistance, having performed phenotypic resistance testing on more than 7,000 samples.

Laboratory Corporation of America-Registered Trademark-
Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory organization with revenues of $1.5 billion in 1997. The Company operates primarily testing facilities nationally, offering more than 1,700 different clinical assays, from routine blood analyses to more sophisticated technologies. LabCorp performs diagnostic tests for physicians, managed-care organizations, hospitals, clinics, long-term care facilities, industrial companies, and other clinical laboratories.



                          ###